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Exhibit 21.1--Subsidiaries

As of April 30, 1998, the subsidiaries of InnoServ, Technologies, Inc. were:

      InnoServ Technologies Maintenance Services, Inc.
      Sietec, Inc.
      Advanced Imaging Technologies, Inc.